Registration No. 333-

       SECURITIES AND EXCHANGE COMMISSION
              Washington, DC 20549

                    FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             CTC COMMUNICATIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware                                     04-3469590
(State or other jurisdiction of            (IRS Employer
incorporation or organization)           Identification No.)

220 Bear Hill Rd., Waltham, Massachusetts         02451
(Address of principal executive offices)        (Zip Code)

 CTC Communications Group, Inc. 2000 Flexible Stock Plan
               (Full title of Plans)

Robert J. Fabbricatore, Chief Executive Officer
           CTC Communications Group, Inc.
               220 Bear Hill Road
          Waltham, Massachusetts 02451
     (Name and address of agent for service)
                (781) 466-8080
(Telephone number, including area code, of agent for service)

                With a copy to:
             Leonard R. Glass, Esq.
    Law Offices of Leonard R. Glass, P.A.
              45 Central Avenue
             Tenafly, New Jersey 07670
                (201) 894-9300

         C A L C U L A T I O N   O F   R E G I S T R A T I O N   F E E
======================================================================================================
                                                     Proposed Maximum  Proposed Maximum    Amount of
Title of Securities              Amount to be        Offering Price    Aggregate           Registration
to be Registered                 Registered(1)       Per Share(2)(3)   Offering Price      Fee
---------------------           ----------------    ---------------- -----------------    --------------
2000 Flexible Stock Plan
Common Stock, $.01 par value(2)    3,933,100 shares     $18.00         $70,795,800        $18,690
Common Stock, $.01 par value
(outstanding options)(3)             566,900 shares     $26.34         $14,932,146        $ 3,942
Total                              4,500,000 shares                    $85,727,946        $22,632
===================================================================================================

(1) This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the operation of the anti-dilution provisions of the CTC
Communications Group, Inc. 2000 Flexible Stock Plan.
(2) The Proposed Maximum Offering Price Per Share for the purpose of calculating the registration fee has been determined in accordance with Rule 457(c) and is based on the average of the high and low prices reported on the Nasdaq National Market on August 16, 2000.
(3) The Proposed Maximum Offering Price Per Share for the purpose of calculating the registration fee has been determined in accordance with Rule 457(h) and is based upon the weighted average exercise price per share of approximately $26.34 as to the 566,900 outstanding but unexercised options to purchase Common Stock under the 2000 Flexible Stock
Plan.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      (A) The following documents as filed with the Securities and Exchange Commission (the "Commission") by the Registrant are hereby incorporated by reference in this Registration Statement.

      (1) The description of Common Stock, $.01 par value per share, included in the Registration Statement on Form S-4 [Reg. No. 333-84157] as filed with the Commission on August 2, 1999, including any amendment or report filed for the purposes of updating such description.

      (2)   Annual Report on Form 10-K for the year ended March 31, 2000.

      (2)   Quarterly Report on Form 10-Q for the
            quarter ended June 30, 2000

      (3) Current Reports on Form 8-K filed on July 12, 2000, July 18, 2000, July 31, 2000 and August 3, 2000.

     All documents subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     The validity of the shares of Common Stock being registered hereunder has been passed upon for the Company by Law Offices of Leonard R. Glass, P.A. Leonard R. Glass, Esq., a member of the firm, is a stockholder of CTC Communications Group, Inc.

Item 6. Indemnification of Directors and Officers.

Article Sixth of the Restated Certificate of Incorporation of CTC Communications Group, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Registrant the power to indemnify. Article Seventh of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

Article IV of the bylaws of the Registrant provides for the indemnification of directors and officers of the Registrant, as well as others serving at the Registrant's request in such capacity for another entity, against all expenses and liabilities reasonably incurred while serving in such capacity; except that no indemnification may be afforded in instances where the individual is adjudged not to have acted in good faith in the reasonable belief that such action was in the best interests of the Registrant.

Indemnification may be afforded in connection with the settlement of an action but only in accordance with a Board resolution and if the Registrant has received an opinion of counsel that such settlement is in the best interest of the Registrant and that such individual appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant.


Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereto).

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, CTC Communications Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 17th day of August, 2000.

                            CTC Communications Group, Inc.
                                 Registrant

                            By: /s/ Robert J. Fabbricatore
                            ------------------------------------
                            Robert J. Fabbricatore, Chairman of
                            the Board and Chief Executive Officer

                        POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert J. Fabbricatore and John D. Pittenger, jointly and severally, his attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of CTC Communications Group, Inc., relating to the Company's 2000 Flexible Stock Plan and any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 17th day of August, 2000.

Signature                            Title
--------------------------       ------------------
/s/ Robert J. Fabbricatore      Chairman of the Board
Robert J. Fabbricatore          and Chief Executive
                                Officer, Director

/s/ John D. Pittenger           Principal Financial and
John D. Pittenger               Accounting Officer

/s/ Richard J. Santagati
Richard J. Santagati            Director

/s/ J. Richard Murphy
J. Richard Murphy               Director

/s/ Henry Hermann
Henry Hermann                   Director

/s/ Ralph C. Sillari
Ralph C. Sillari                Director

/s/ Kevin J. Maroni
Kevin J. Maroni                 Director

/s/ Scott M. Sperling
Scott M. Sperling               Director

/s/ Ralph S. Troupe
Ralph S. Troupe                 Director

Carl Redfield                   Director
Mark E. Nunnelly                Director
Katherine D. Courage            Director

                          EXHIBIT INDEX

Exhibit No.                  Description
----------     -------------------------------------------------------------
4.1            CTC Communications 2000 Flexible Stock Plan

5              Opinion of Law Offices of Leonard R. Glass, P.A.
               as to the legality of the shares being
               registered.

23.1           Consent of Law Offices of Leonard R. Glass, P.A.,
               (contained in Exhibit 5 hereto)

23.2           Consent of Ernst & Young LLP.

24.1           Power of Attorney (contained on page II-6 hereof).